OXFORD AUTOMOTIVE ANNOUNCES ACQUISITION
                    OF HOWELL INDUSTRIES, INC.


      Bloomfield Hills, Mich., August 13, 1997   Oxford Automotive, Inc.,
one of the nation's leading full service Tier 1 automotive manufacturers of engineered metal components, assemblies and modules, has completed the acquisition of Howell Industries, Inc. (AMEX: "HOW") of Southfield, Mich. Howell Industries is a major Tier 1 manufacturer of high quality welded sub-assemblies and detailed stampings used primarily in suspension system applications. Howell Industries expects sales of over $96 million in fiscal 1997. Howell has plants in Masury, Ohio and Lapeer, Mich. and is QS 9000 certified. The Howell shareholders approved the acquisition at a special meeting held today. The announcement was made by Selwyn Isakow, Chairman of Oxford Automotive.

      "The acquisition of Howell strategically expands our customer relationships with Ford and Chrysler, and builds on our expertise in the design, engineering and production of key suspension related components," stated Isakow. "Howell's expertise is complimentary to our own," he continued, "and will be consisted with our objective of being the leading full service global supplier of integrated systems based on metal forming and related manufacturing technologies."

      Oxford Automotive, a privately-held company headquartered in Bloomfield Hills, Mich., is a leading full service Tier 1 designer and producer of high-quality, engineered metal components, assemblies and modules used by automotive original equipment manufacturers. Oxford operates 10 manufacturing facilities with state-of-the-art technologies in metal stamping, rollforming, welding and assembly equipment.